Exhibit 10.33

April 30, 2020

RE: Resignation from Cannabis Global, Inc.

To the Board of Directors:

Please accept this letter as formal notice as my resignation as chief financial officer and director of Cannabis Global, Inc. effective April 30, 2020.

I have reviewed the draft disclosures that the Company intends to make on Form 8-K pertaining to my resignation as it relates to Item 502 and I agree with them.

Regards,

Robert Hymers, CPA